EXHIBIT D-1


                             STATE OF NEW HAMPSHIRE
                                   BEFORE THE
                    NEW HAMPSHIRE PUBLIC UTILITIES COMMISSION

                                    DG 99-193

                        RE: ENERGYNORTH NATURAL GAS, INC.

   PETITION FOR APPROVAL OF THE ACQUISITION OF ENERGYNORTH NATURAL GAS, INC.,
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                 BY EASTERN ENTERPRISES AND KEYSPAN CORPORATION
                 ----------------------------------------------

         Eastern Enterprises ("Eastern"), KeySpan Corporation ("KeySpan"), EnergyNorth, Inc. ("EnergyNorth") and EnergyNorth Natural Gas, Inc. ("ENGI") (together, the "Joint Petitioners") hereby file this petition requesting that the New Hampshire Public Utilities Commission (the "Commission"), pursuant to the provisions of RSA 369:8,II and RSA 374:33, approve: (1) the acquisition by Eastern of EnergyNorth, the parent company of ENGI, which will be accomplished through the merger of EnergyNorth and EE Acquisition Company ("Merger Sub"), a wholly owned subsidiary of Eastern; and (2) the indirect acquisition of EnergyNorth by KeySpan, which will be accomplished through the simultaneous merger of Eastern and ACJ Acquisition LLC ("ACJ"), a subsidiary of KeySpan.

         As described below, and as supported in detail by the prefiled written testimony submitted on behalf of the Joint Petitioners, the transactions described above will result in "no net harm" to the customers of ENGI, and therefore, the proposed transactions meet the public-interest standard embodied in RSA 369:8,II and RSA 374:33. In support thereof, the Joint Petitioners state the following:

1. EnergyNorth is a New Hampshire corporation with a principal place of business in Manchester, New Hampshire. EnergyNorth is the owner of

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         100 percent of the common  stock of ENGI,  EnergyNorth  Propane, Inc.,
         ENI Mechanicals, Inc. and EnergyNorth Realty, Inc.

2. Eastern is a Massachusetts business trust established and existing under a Declaration of Trust dated July 18, 1929, as amended, with a principal place of business in Weston, Massachusetts. Eastern is a holding company that owns 100 percent of the common stock of Boston Gas Company, Colonial Gas Company and Essex Gas Company, which are local distribution companies serving a total of 735,000 natural gas customers in Massachusetts. Eastern also owns and operates several unregulated business enterprises.

3. KeySpan is a New York corporation with a principal place of business in Brooklyn, New York. KeySpan is a holding company that owns 100 percent of the common stock of two local distribution companies serving a total of 1.6 million natural gas customers in New York, New York and Long Island, New York, under the name of The Brooklyn Union Gas Company and KeySpan Gas East Corporation d/b/a Brooklyn Union Company of Long Island (collectively, the "Brooklyn Union Companies"). KeySpan also owns and operates other regulated electric generation companies in the state of New York, as well as several unregulated business enterprises.

4. ENGI is a New Hampshire corporation and a public utility as defined in RSA 362:2, with a principal place of business in Manchester, New Hampshire. ENGI is the largest natural gas utility in New Hampshire serving approximately 72,000 customers in 28 cities and towns in the southern and central part of New Hampshire and the City of Berlin in the northern part of the state.

5. On July 14, 1999, Eastern and EnergyNorth entered into an Agreement and Plan of Reorganization (the "EnergyNorth Merger Agreement") that provides for the creation of Merger Sub and the subsequent merger of EnergyNorth with and into Merger Sub, subject to the necessary approvals of government regulatory authorities having jurisdiction. On November 4, 1999, KeySpan and Eastern entered into an Agreement and Plan of Merger (the "Eastern Merger Agreement") that provides for the creation of ACJ as a subsidiary of KeySpan and the subsequent merger of ACJ with and into Eastern, subject to the necessary approvals of government regulatory authorities having jurisdiction.

6. On November 4, 1999, in conjunction with the execution of the Eastern Merger Agreement, Eastern and EnergyNorth amended the EnergyNorth Merger Agreement (the "EnergyNorth Amendment") to provide for the merger of Merger Sub with and into EnergyNorth, subject to the necessary approvals of government regulatory authorities having jurisdiction and of the shareholders of the respective companies. If such approvals are obtained, these agreements would result in EnergyNorth becoming a direct, wholly owned subsidiary of Eastern and, simultaneously, an indirect subsidiary of KeySpan. A copy of the EnergyNorth Merger Agreement and the EnergyNorth Amendment (together, the "Amended EnergyNorth Merger Agreement") is appended to the prefiled testimony of Walter J. Flaherty as Attachments WJF-1 and WJF-2, respectively. A copy of the Eastern Merger Agreement is appended thereto as Attachment WJF-3.

7. The Amended EnergyNorth Merger Agreement sets forth the following actions that, in conjunction with the Eastern Merger Agreement, will result in EnergyNorth becoming an indirect subsidiary of KeySpan:

         (a) EnergyNorth's stockholders will vote on the approval of the merger of EnergyNorth with Merger Sub.

         (b) Upon receipt of the necessary regulatory approvals and the filing of the Articles of Merger, Merger Sub will be merged with and into EnergyNorth in accordance with the laws of the State of New Hampshire (the "Reverse Merger"). This type of merger is known as a "reverse triangular merger" for tax and reorganization purposes. EnergyNorth will be the surviving corporation and will continue to operate as "EnergyNorth, Inc." under the laws of the State of New Hampshire.

         (c) As set forth in the Amended EnergyNorth Merger Agreement, each outstanding share of EnergyNorth common stock will be extinguished and automatically converted into the right to receive $61.13 in cash. This conversion will be a taxable event to the shareholders of EnergyNorth.

         (d) Upon the completion of the Reverse Merger, EnergyNorth will become a wholly owned subsidiary of Eastern. As set forth above, pursuant to the Eastern Merger Agreement, ACJ will thereupon be merged with and into Eastern. As a result, Eastern, and indirectly, EnergyNorth and ENGI, will become subsidiaries of KeySpan.

8. In the event that the Eastern Merger Agreement with KeySpan terminates or expires, then the merger of EnergyNorth with and into Merger Sub will be accomplished in accordance with the Amended EnergyNorth Merger Agreement, under the following terms:

         (a) EnergyNorth will be merged with and into Merger Sub with Merger Sub as the surviving corporation operating as "EnergyNorth, Inc.," under the laws of the State of New Hampshire (the "Forward Merger"). This type of merger is known as a "forward triangular merger" for tax and reorganization purposes.

         (b) Each outstanding share of EnergyNorth common stock will be extinguished and automatically converted into the right to receive at the effective time of the Forward Merger one of the following: (i) the per-share cash amount of $47.00; (ii) a number of shares of Eastern common stock, $1.00 par value, pursuant to an exchange ratio determined at the time of the transaction in accordance with the terms of the Amended EnergyNorth Merger Agreement; or (iii) a combination of cash and shares of Eastern.

         (c) The holders of EnergyNorth common stock are permitted to indicate the preferred form of payment for their shares subject to the limitation that 50.1 percent of EnergyNorth shares will be exchanged for shares of Eastern common stock with the remaining EnergyNorth shares to be exchanged for cash. In order to ensure that the merger qualifies as a tax-free reorganization, shareholder elections would be subject to the further limitation that, in no event, would the total value of Eastern shares so exchanged fall below 45 percent of the aggregate consideration used to complete the transaction.

         (d) The completion of the Forward Merger will cause EnergyNorth, and its subsidiary ENGI, to become wholly owned subsidiaries of Eastern.

10. Consummation of the merger between EnergyNorth and Merger Sub is subject to certain conditions, which include regulatory approval by the Commission, as set forth in Article 6 of the Amended EnergyNorth Merger Agreement. Accordingly, Article 6.1(b) specifies that, with regard to rates and the recovery of costs associated with the merger (including the acquisition premium and transaction and integration costs), the Commission's approval is required upon terms and conditions that are not less favorable than those set forth by the Commission in Re:
                                                                      ---
         Northern Utilities, Inc., Docket No. DF 98-040, Order No.
         ------------------------
         22,983 (1998) ("Northern Utilities").

11.      In Northern  Utilities,  the Commission  approved a stipulation
            -------------------
         between the parties that granted the right to request recovery of merger-related costs in a future proceeding on the condition that the benefits of the merger to customers are demonstrated to equal or exceed such costs. Northern Utilities at 4, 7. In approving the
                             -------------------
         stipulation, the Commission ruled that customers would not be harmed as a result of the merger because, among other things, the conditions set forth therein: (1) required Northern to substantiate savings resulting from the merger before seeking to include any part of the acquisition premium in rates; and (2) deferred a determination regarding capital structure issues until the time of any such request. Id. at 7.
                                        ---

12.      In New England  Electric  System,  DE 99-035,  Order No.  23,308
            -----------------------------
         (1999)  ("New  England  Electric"),  the Commission  stated that the
                   ----------------------
         mandate in RSA 369:8, which requires that mergers will "not adversely affect the rates, terms, service, or operation of the public utility within the state" embodies the same standard reflected in RSA 374:33, which authorizes the Commission to approve mergers that are "lawful, proper and in the public interest." New England
                                                           -----------
         Electric,  slip op. at 16. Thus,  proposed  mergers must meet a "no
         --------   ---- --
         net harm" test in order to be approved  by the  Commission.  Id. The
                                                                      --
         Commission stated that, in applying the no net harm test, it must "assess the benefits and risks of the proposed merger and determine what the overall effect on the public interest will be, giving the transaction . . . approval if the effect is at worst neutral from the public interest perspective." Id. Accordingly, the Commission's standard will be met where an applicant for approval of a merger demonstrates that customers would be no worse off with the merger than without the merger. Id. at 17.
                                                       --
13.      Pursuant  to the  Commission's  findings  in  Northern  Utilities
                                                       -------------------
         and New  England  Electric,  the  Joint Petitioners  file  herewith
             ----------------------
         a merger  proposal  that  meets  and  exceeds  the  Commission's  no
         net harm standard.   Specifically,  the  Joint  Petitioners  propose:
         (1) to provide customers with immediate gas-cost savings through a 2.2 percent burner-tip price reduction; (2) to work with the Commission to develop a mechanism for identifying and quantifying other cost savings that are achievable only as a direct result of the merger; and (3) to have the opportunity to request, in a future proceeding before the Commission, the recovery of merger-related costs required to accomplish the transaction if such costs are demonstrated to be offset by merger-related savings.

14. The proposed transactions and the expected benefits are discussed in detail in the accompanying testimony of Walter J. Flaherty, Executive Vice President and Chief Financial Officer of Eastern, Michelle L. Chicoine, Executive Vice President of EnergyNorth and President and Chief Operating Officer of ENGI, Joseph F. Bodanza, Senior Vice President, Treasurer and Chief Financial Officer of Boston Gas, William
         R. Luthern, Vice President of Gas Resources for Boston Gas and Craig G. Matthews, President and Chief Operating Officer of KeySpan.

15. As discussed in the testimony of William R. Luthern, ENGI's customers will benefit substantially from increased supply options and enhanced purchasing power as a result of the mergers described above. The ability to dispatch across Eastern's combined distribution system will increase flexibility, enable the optimization of existing gas-supply resources, encourage and facilitate more efficient purchasing capability and secure the ability to exercise broader system control. The expanded supply portfolio will also increase the overall reliability of ENGI's distribution system. These benefits will result in an immediate 2.2 percent burner-tip rate reduction for customers of ENGI. As described below, the potential for additional cost reductions resulting from KeySpan's acquisition of Eastern is addressed in the testimony of Craig G. Matthews.

16. As discussed in the testimony of Michelle L. Chicoine and Joseph F. Bodanza, the merger will result in the creation of economies of scale and the elimination of redundant resources, thereby producing operations and maintenance expense cost savings that could not be achieved in the absence of the merger. In addition, as a result of the merger, Eastern will be able to extend certain resources of Boston Gas Company to ENGI, including information-systems technology and customer-service enhancements, allowing ENGI to avoid substantial investment in similar systems, which would be required in the absence of the merger. Moreover, Eastern's ability to achieve these and other cost reductions is enhanced because the service territory of ENGI is contiguous with the service territory of Colonial Gas Company (a gas distribution subsidiary of Eastern).

17. As discussed in the testimony of Walter J. Flaherty, approval of the merger in accordance with the terms of Northern Utilities will
                                                 -------------------
         provide ENGI with the opportunity to request, in the future, recovery of merger-related costs upon a finding by the Commission that identified and quantified cost savings resulting from the merger warrant such recovery. Because the recovery of merger-related costs through merger-related savings would leave ENGI's customers no worse off with the merger than without, the merger will result in "no net harm" to ENGI's customers. In fact, as described in the supporting testimony filed with this petition, the merger will provide numerous benefits to ENGI's customers, including an immediate reduction in burner-tip prices and future efficiencies that will result in long-term cost savings and service-quality improvements for customers. Thus, the overall effect of the proposed merger will directly benefit customers.

18. As described in the testimony of Craig G. Matthews, Eastern's merger with KeySpan will cause EnergyNorth to become an indirect subsidiary of KeySpan. KeySpan's acquisition of Eastern, however, will not diminish any commitment advanced by Eastern with regard to the effect of the merger on the rates, terms, service and operations of ENGI. KeySpan is similarly committed to continued investment in ENGI's distribution system, continued support of community interests and to maintaining a local presence to provide safe, reliable and cost-effective service to ENGI customers. Moreover, Eastern's merger with KeySpan may present the opportunity to achieve incremental cost savings and enhancements to reliability and customer service beyond those identified and provided by Eastern. Because KeySpan's merger with Eastern will have no effect on the rates, terms, service and operations of ENGI, KeySpan's indirect acquisition of EnergyNorth will result in no net harm to ENGI's customers.

19. As further described in the testimonies of Messrs. Matthews and Flaherty, the Joint Petitioners seek approval of the acquisition of ENGI both directly and indirectly by Eastern and KeySpan, respectively. However, the KeySpan-Eastern merger is not contingent upon the Eastern-EnergyNorth transaction, and therefore, the Commission's decision in this proceeding would affect only EnergyNorth's participation in the transaction and would not affect KeySpan's acquisition of Eastern.

WHEREFORE, the Joint Petitioners respectfully request that the Commission:

         a. Determine that the proposed acquisition of EnergyNorth by Eastern, which will be accomplished through the merger of EnergyNorth and Merger Sub, and that the terms thereof will result in "no net harm" to ENGI's customers;

         b. Determine that the proposed acquisition of EnergyNorth by KeySpan through its acquisition of Eastern, which will be accomplished through the merger of Eastern and ACJ, and that the terms thereof will result in "no net harm" to ENGI's customers;

         c. Approve the above-described transactions as filed in accordance with RSA 369:8,II(b)(2), or, alternatively, RSA 374:33;

         d. Determine that the ENGI may, in a future proceeding before the Commission, request the recovery of merger-related costs if it is able to substantiate that merger-related savings meet or exceed such costs, consistent with the Commission's findings in Northern Utilities; and
                               ------------------

         e. Issue such other and further orders as may be necessary and just and reasonable.


                                      Respectfully submitted,

                                      JOINT PETITIONERS:
                                      EASTERN ENTERPRISES
                                      KEYSPAN CORPORATION
                                      ENERGYNORTH, INC.
                                      ENERGYNORTH NATURAL GAS, INC.

                                      By Their Attorneys,



                                      -----------------------------------
                                      Steven V. Camerino, Esq.
                                      McLane, Graf, Raulerson & Middleton, P.A.
                                      15 North Main Street
                                      Concord, New Hampshire 03301
                                      (603) 226-0400



                                      -----------------------------------
                                      Robert J. Keegan, Esq.
                                      Robert N. Werlin, Esq.
                                      Cheryl M. Kimball, Esq.
                                      Keegan, Werlin & Pabian, LLP
                                      21 Custom House Street
                                      Boston, Massachusetts 02110
                                      (617) 951-1400

                                      and

                                      EASTERN ENTERPRISES

                                      By its Attorney,



                                      -----------------------------------
                                      L. William Law, Jr., Esq.
                                      Senior Vice President and General Counsel
                                      Eastern Enterprises
                                      9 Riverside Road
                                      Weston, Massachusetts 02193
                                      (781) 647-2300

                                      and

                                      KEYSPAN CORPORATION

                                      By its Attorneys



                                      -----------------------------------
                                      James C. Hood, Esq.
                                      Robert L. Dewees, Jr., Esq.
                                      Nixon Peabody LLP
                                      889 Elm Street
                                      Manchester, New Hampshire 03101
                                      (603) 628-4000



                                      -----------------------------------
                                      Frederick M. Lowther, Esq.
                                        General Counsel
                                      Steven L. Zelkowitz, Esq.
                                        Senior Vice President and
                                        Deputy General Counsel
                                      Richard A. Visconti, Esq.
                                        Assistant General Counsel
                                      KeySpan Corporation
                                      One MetroTech Center
                                      Brooklyn, New York 11201-3851
                                      (718) 403-2132


Dated:            December 3, 1999